Certificate of Secretary

ALLIANZ FUNDS

Regarding Fidelity Bond

The undersigned, being the duly elected, qualified and acting Secretary of Allianz Funds, a business trust organized under the laws of the Commonwealth of Massachusetts (the “Trust”), hereby certifies that attached hereto is a true and complete copy of resolutions that were approved in substantially the form attached hereto by the Board of Trustees of the Trust at a meeting held on June 5, 2014, at which a quorum was present and voted in favor thereof, and that said resolutions have not been revoked or amended and are now in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this certificate as Secretary of the said Trust on this 2nd day of October, 2014.

ALLIANZ FUNDS

Thomas J. Fuccillo
Secretary

ALLIANZ FUNDS

Minutes of the Meeting of the Board of Trustees held on June 5, 2014

Approval of Fidelity Bond

VOTED:	That, after considering all relevant factors, the action of the Trust in joining in a Joint Investment Company Blanket Bond to be issued to the Trust together with such other affiliated other investment companies as described in the Trustee materials by a consortium of insurers covering larceny and embezzlement and certain other acts, with a limit of liability for the period of July 1, 2014 to and including July 1, 2015 of $67.5 million, or such amount as is necessary to cover the addition of the Trust to the Joint Investment Company Blanket Bond, for an aggregate one-year premium of an amount to be determined by AGIFM and ratified by the Board once an aggregate premium figure is provided by the insurance companies, plus any additional amount as may be necessary to cover the addition of the Trust to the Joint Investment Company Blanket Bond, be and it is hereby approved, the Trust’s share of the premium to be no greater than a pro rata amount based on the sum of the minimum bond requirement (or, if larger, the assigned coverage amount) for each party to the Joint Investment Company Blanket Bond in accordance with Rule 17g-1 under the 1940 Act, and to be paid from the Administrative Fee paid to AGIFM.

VOTED:	That the officers of the Trust, are each hereby authorized to approve insurers to be included in the consortium of insurers referenced in the foregoing Vote, with their approval deemed to constitute approval by the Trustees, subject to ratification by the Trustees at a subsequent meeting when the list of insurers from whom coverage has been obtained is finalized.

VOTED:	That pursuant to Rule 17g-1 under the 1940 Act, the officers of the Trust are each hereby designated as an agent for the Trust to make the filings and give the notices required by subparagraph (g) of said Rule.

VOTED:	That the officers of the Trust, or any of them, are authorized to make any and all payments and to do any and all other acts in the name of the Trust and on its behalf, as they, or any of them, may determine to be necessary or desirable and proper in connection with or in furtherance of the foregoing Votes.

VOTED:	That the Trust be and it hereby is authorized to enter into an agreement with the other parties to the Joint Investment Company Blanket Bond, stating that in the event recovery is received under the bond as a result of the loss of the Trust and of one or more of the other named insured parties, the Trust shall receive an equitable and proportionate share of recovery, such share being at least equal to the amount it would have received had it provided and maintained a single insured bond with the minimum coverage required under Rule 17g-1 under the 1940 Act, and the President, the Treasurer and the Secretary of the Trust be and they hereby are, and each of them acting individually hereby is, authorized to execute and deliver such agreement, the taking of any or all such actions to be conclusive evidence of its authorization hereby.

VOTED:	That the form and amount of the Joint Investment Company Blanket Bond, after consideration of all relevant factors including the Trust’s aggregate assets to which persons covered by the bond have access, the type and terms of arrangements made for custody and safekeeping of assets, and the nature of the securities held, be and they hereby are approved.

VOTED:	That the Trust’s participation in the Joint Investment Company Blanket Bond described at this Meeting be, and it hereby is, determined to be in the best interest of the Trust and each of its series.